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                                                                    EXHIBIT 99.3

                               LETTER TO BROKERS

                                      FOR

           TENDER OF 6 5/8% NOTES DUE 2002 AND 7 1/8% NOTES DUE 2007

                                IN EXCHANGE FOR

                6 5/8% NOTES DUE 2002 AND 7 1/8% NOTES DUE 2007

               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
  ON                         , 1998, UNLESS EXTENDED (THE "EXPIRATION DATE").

              PRIVATE NOTES TENDERED IN THE EXCHANGE OFFER MAY BE
              WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

To Registered Holders and Depository
Trust Company Participants:

     We are enclosing herewith the material listed below relating to the offer by Crescent Real Estate Equities Limited Partnership (the "Operating Partnership") to exchange the Operating Partnership's 6 5/8% Notes due 2002 (the "2002 Exchange Notes") and 7 1/8% Notes due 2007 (the "2007 Exchange Notes" and, together with the 2002 Exchange Notes, the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of the Operating Partnership's issued and outstanding 6 5/8% Notes due 2002 (the "2002 Private Notes") and 7 1/8% Notes due 2007 (the "2007 Private Notes" and, together with the 2002 Private Notes, the "Private Notes") upon the terms and subject to the conditions set forth in
the Operating Partnership's Prospectus, dated          , 1998, and the related
Letter of Transmittal (which together constitute the "Exchange Offer").

     Enclosed herewith are copies of the following documents:

          1. Prospectus, dated          , 1998;

          2. Letter of Transmittal (together with accompanying Substitute Form W-9 Guidelines);

          3. Notice of Guaranteed Delivery; and

          4. Letter which may be sent to your clients for whose account you hold Private Notes in your name or in the name of your nominee, with space provided for obtaining such client's instruction with regard to the Exchange Offer.

     We urge you to contact your clients promptly. Please note that the Exchange Offer will expire on the Expiration Date unless extended.

     The Exchange Offer is not conditioned upon any minimum number of Private Notes being tendered.

     Pursuant to the Letter of Transmittal, each holder of Private Notes will represent to the Operating Partnership that (i) the Exchange Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such Exchange Notes, (ii) neither such holder nor any such other person has an arrangement or understanding with any person to participate in the distribution within the meaning of the Securities Act of such Exchange Notes, (iii) neither such holder nor any such other person is engaged in or intends to participate in the distribution of such Exchange Notes and (iv) neither such holder nor any such other person is an "affiliate" of the Operating Partnership within the meaning of Rule 405 under the Securities Act or, if such holder is an "affiliate," that such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. If such holder is a broker-dealer (whether or not it is also an "affiliate") that will receive Exchange Notes for its own account in exchange for Private Notes, it represents that such Private Notes were acquired as a result of market-making
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activities or other trading activities, and it acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes, such holder is not deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The enclosed Letter to Clients contains an authorization by the beneficial owners of the Private Notes for you to make the foregoing representations.

     The Operating Partnership will not pay any fee or commission to any broker or dealer or to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of Private Notes pursuant to the Exchange Offer. The Operating Partnership will pay or cause to be paid any transfer taxes payable on the transfer of Private Notes to it, except as otherwise provided in Instruction 7 of the enclosed Letter of Transmittal.

     Additional copies of the enclosed material may be obtained from the undersigned.

                                          Very truly yours,

                                          STATE STREET BANK AND TRUST
                                          COMPANY OF MISSOURI, N.A.